SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-29770
                                                                         -------

                            West Essex Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)


                417 Bloomfield Avenue, Caldwell, New Jersey 07006
                                 (973) 226-7911
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       |X|       Rule 12h-3(b)(1)(i)       |_|
         Rule 12g-4(a)(1)(ii)      |_|       Rule 12h-3(b)(1)(ii)      |_|
         Rule 12g-4(a)(2)(i)       |_|       Rule 12h-3(b)(2)(i)       |_|
         Rule 12g-4(a)(2)(ii)      |_|       Rule 12h-3(b)(2)(ii)      |_|
                                             Rule 15d-6                |_|

     Approximate number of holders of record as of the certification or notice date: None
      ----

     Effective July 1, 2003, West Essex Bancorp, Inc. merged with and into Kearny Financial Corp.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Kearny Financial Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 1, 2003                    By:  /s/John N. Hopkins
                                           -------------------------------------
                                           John N. Hopkins, President and
                                           Chief Executive Officer
                                            Kearny Financial Corp.